Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Settlement of $250,000,000 Issuance of 5.750% Senior Notes due 2025 and Application of

Proceeds

Whippany, New Jersey, February 25, 2015 — Suburban Propane Partners, L.P. (NYSE:SPH) (“Suburban Propane”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, and Suburban Energy Finance Corp. (the “Corporation” and, together with Suburban Propane, “Suburban”) announced that, effective February 25, 2015, $250,000,000 aggregate principal amount of Suburban’s 5.750% senior notes due 2025 (the “2025 Notes”) were issued under an indenture for senior debt securities, dated as of May 27, 2014, as supplemented by the second supplemental indenture, dated as of February 25, 2015, with The Bank of New York Mellon, as trustee (the “Trustee”). In addition, pursuant to the previously announced offer of Suburban to purchase any and all of the $250,000,000 aggregate principal amount of their outstanding 7-3/8 % Senior Notes due 2020 with CUSIP number 864486AC9 (the “2020 Notes”) and related solicitation of consents (together, the “Offer”) to certain proposed amendments to the indenture governing the 2020 Notes (the “Consents”), $225,092,000 (90.04%) aggregate principal amount of 2020 Notes (and related Consents), which were validly tendered and not validly withdrawn as of 5:00 p.m., New York City time, on February 24, 2015 (the “Consent Payment Deadline”) received payment on February 25, 2015 in accordance with the terms of the Offer (the “Initial Payment Date”).

The Offer will expire at 11:59 P.M., New York City time, on March 10, 2015, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Holders who validly tender their 2020 Notes after the Consent Payment Deadline, but on or prior to the Expiration Date will be entitled to receive $1,011.68 for each $1,000 principal amount of 2020 Notes accepted for purchase, which amount is equal to the total consideration less the consent payment. Accrued and unpaid interest, up to, but not including, the applicable settlement date will be paid in cash on all validly tendered and accepted 2020 Notes. The settlement date with respect to all tendered and accepted 2020 Notes not settled at the Initial Payment Date is expected to be March 11, 2015, or promptly thereafter.

Effective as of February 25, 2015, Suburban has satisfied and discharged the indenture governing the 2020 Notes in accordance with its terms. In connection with such satisfaction and discharge, Suburban has deposited sufficient funds with the Trustee to redeem, on March 15, 2015, any and all of the 2020 Notes that were not tendered and validly accepted prior to the Expiration Date or that were tendered and validly withdrawn prior to the Expiration Date. The redemption price for the 2020 Notes will be 103.688% of the principal amount thereof, plus any accrued and unpaid interest up to, but not including, the date of redemption. The notice of redemption will be sent to registered holders of the 2020 Notes on or about March 11, 2015. 2020 Notes are to be surrendered to The Bank of New York Mellon, as trustee and paying agent, in exchange for payment of the redemption price. Questions relating to, and requests for additional copies of, the notice of redemption should be directed to Corporate Trust Department, 525 William Penn Place, 38th Floor, Pittsburgh, PA 15259.

Net proceeds received by Suburban from the offering of the 2025 Notes (the “Offering”), together with cash on hand, will be applied to payments in respect of the Offer and to the satisfaction and discharge of the 2020 Notes.

In connection with the Offer, Suburban has retained Wells Fargo Securities, LLC as the dealer manager. Questions regarding the Offer may be directed to Wells Fargo Securities, LLC, at (866) 309-6316 (toll-free) and (704) 410-4760 (collect). Copies of the Offer to Purchase can be obtained from the information agent, D.F. King & Co., Inc. at (866) 745-0273 (toll-free) and (212) 269-5550 (collect) or at sph@dfking.com. For questions concerning delivery by means of the Automated Tender Offer Program please contact D.F. King & Co., Inc., the Tender Agent for the Offer, at (866) 745-0273 (toll-free) and (212) 269-5550 (collect) or at sph@dfking.com.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928. Suburban Propane serves the energy needs of approximately 1.2 million residential, commercial, industrial and agricultural customers through more than 710 locations in 41 states.

About Suburban Energy Finance Corp.

Suburban Energy Finance Corp. is a Delaware corporation and a wholly-owned subsidiary of Suburban Propane formed for the sole purpose of acting as the co-issuer of the 2025 Notes. It has nominal assets and does not and will not conduct any operations or have any employees.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Suburban expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding the use of proceeds of the Offering and the closing of the Offer. These statements reflect Suburban’s expectations or forecasts based on assumptions made by the partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward looking statements. These risks are further described in Suburban’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and Suburban undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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